Exhibit 99.1

FOR IMMEDIATE RELEASE

Stanley Black & Decker Reports 4Q 2011 and Full Year 2011 Results

New Britain, Connecticut, January 25th, 2012 … Stanley Black & Decker (NYSE: SWK) today announced fourth quarter and full year 2011 financial results.

•	4Q’11 Revenues Increased 17% To $2.8 Billion; Organic Revenues Up 6%

•	4Q’11 Diluted GAAP EPS, Including Merger & Acquisition (“M&A”) Related Charges, Was $1.05

•	Excluding M&A Charges, 4Q’11 Diluted EPS Was $1.36, Up 27% VPY

•	Full Year Diluted GAAP EPS Was $4.06. Excluding M&A Charges, Full Year EPS Was $5.24, Up 26% VPY

•	Full Year 2011 Free Cash Flow Of $1.0 Billion, Excluding M&A Related Charges & Payments; Working Capital Turns Reached 7.0 Excluding Niscayah, A 23% Increase From 2010

•	Full Year 2012 Diluted EPS Guidance Of $5.75 - $6.00, Excluding M&A Charges; 2012 Free Cash Flow, Excluding M&A Charges & Payments, To Approximate $1.2 Billion.

•

$150 Million Pre-Tax Benefit From Proactive Cost Reduction Actions, Separate From Integration-Driven Cost Synergies, Enables Protection Of Guidance Range In Light Of Weaker Euro And European Market Conditions

4Q’11 Key Points:

•	Net sales for the period were $2.8 billion, up 17% versus prior year, attributable to volume (+5%), price (+1%) and acquisitions (+11%).

•	Diluted GAAP EPS, including M&A related charges, was $1.05. Excluding M&A related charges, 4Q’11 diluted EPS was $1.36.

•

The gross margin rate for the quarter was 35.3%. Excluding M&A charges, the gross margin rate was 35.6%, down 100 bps from prior year levels, as raw material inflation more than offset pricing actions, cost synergies and productivity initiatives.

•	SG&A expenses were 24.4% of sales. Excluding M&A charges, SG&A expenses were 22.8% of sales, down from a 4Q’10 level of 25.3%.

•

Operating margin was 10.9% of sales. Excluding M&A charges, operating margin was 12.8% of sales. Excluding Niscayah and M&A charges, operating margin was 13.2%, up 190 bps from the 4Q’10 operating margin of 11.3%, as cost synergies and volume leverage more than offset inflation.

•

The tax rate was 1.4%. Excluding M&A related charges, the tax rate was 12.8%. The lower tax rate can be largely attributed to benefits resulting from utilization of tax credits, audit settlements and lower contingencies.

•	Working capital turns for the quarter were 7.0, up 23% from 4Q’10, excluding Niscayah. Free cash flow was $563 million, before the effect of $123 million of M&A related charges and payments.

Stanley Black & Decker’s President and CEO, John F. Lundgren, commented, “As we look back on 2011, we are proud of all we accomplished in the face of a choppy and unpredictable global macroeconomic backdrop. Organic revenues increased 4% from the 2010 pro forma base as a testament to our new product innovations, growing presence in emerging markets and early-stage successes with our revenue synergy projects. Earnings per share increased 26% despite tremendous pressure from raw material inflation, in part due to the achievement of the $200 million cost synergy target we had set for the year and the continued success of the Black & Decker integration. Increasing shareholder value remained at the forefront of our strategy as we increased our dividend 20% and implemented a $350 million repurchase of shares. Looking ahead to 2012, our playbook remains the same and we will continue to execute on our stated strategy and goals as we gain traction along our trajectory to achieve the mid-decade vision we laid out to be a $15 billion diversified industrial company with operating margins greater than 15%.”

4Q’11 Segment Results

($ in M)	4Q’ 11 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$1,324	$164.7	$6.5	$171.2	12.4%	12.9%
Security	$827	$115.2	$13.9	$129.1	13.9%	15.6%
Industrial	$641	$97.6	$8.6	$106.2	15.2%	16.6%

[1]	M&A related charges primarily pertaining to synergy attainment & facility closures

In the CDIY segment, new product introductions, double-digit unit volume growth in emerging markets and successfully implemented revenue synergies drove 8% organic growth for the quarter, excluding Pfister. Organic growth of 7% in North America combined with 19% volume growth in Latin America more than offset softer volumes in Europe. Continuing to benefit from new product launches, the Professional Power Tool and Accessories businesses grew at a high single-digit rate. The Consumer Power Tool business grew at a high single-digit rate driven by growth in most all regions which offset softness in Europe. Hand Tools, Fasteners & Storage posted solid organic growth in the mid-single digits. Sales for the Pfister business fell 6% due to the ongoing impact of the 1Q’11 loss of SKUs at a major customer.

For the entire CDIY segment, including Pfister, net sales increased 6% versus 4Q’10 due to unit volumes (+7%) and were offset by currency (-1%). Price was flat as promotional activity on older generation products offset price increases implemented in response to commodity inflation. Excluding M&A related charges, overall segment profit was up 170 basis points versus 4Q’10 as cost synergies and volume leverage more than offset inflation.

Net sales in Security increased 49% versus 4Q’10 due to acquisition growth (+48%) and price (+1%). Unit volume was flat to the prior year, as was the impact from currency. The Convergent Security Solutions (CSS) business was up 4% organically due to mid-single digit organic growth in the U.S., France and the U.K. The strong order flow mentioned in the 3Q’11 release came to fruition, driving double-digit installation growth.

The Niscayah integration continued to progress smoothly, marked by significant improvement in the operating margin rate. As anticipated, pro forma organic sales declined moderately with growth in the Nordic region being more than offset by pockets of weakness in other parts of Europe.

Mechanical Access organic sales were down 1% as mid-single digit growth in both the commercial mechanical lock and Access Technologies businesses was offset by mid-single digit declines within the residential lock business largely driven by an inventory adjustment at its largest customer.

The segment profit rate, excluding M&A charges, was 15.6%. Excluding Niscayah and M&A charges, the segment profit rate was 18.3%, 130 bps higher than the 4Q’10 rate of 17.0% as synergies, productivity projects and price more than offset the negative impact of inflation.

Organic sales in the Industrial segment rose 7%. Unit volumes grew 6%, price increased 1%, while currency was flat. Acquisitions added 2%, bringing total sales growth to 9% for the quarter. Organic sales for the Industrial and Automotive Repair (IAR) platform grew 9%, due to strength in industrial, mobile distribution and storage. Across the regions, organic revenues grew in the mid-single digits in both North America and Europe and greater than 20% in all of the emerging markets where IAR has a growing presence. The Engineered Fastening business achieved its eighth consecutive quarter of double-digit sales growth as organic revenues increased 18%, significantly outpacing global light vehicle production, which grew 4%. Revenues in Japan grew in the mid-teens versus 4Q’10, benefiting from a solid rebound in automotive production in the region. Revenues and profits in Asia, Europe and the Americas expanded with strength due to the ongoing benefits of new products and increased vehicle penetration. The Infrastructure business fell 7% organically as regulatory delays in North American construction projects continued to be an issue.

Marking the ninth consecutive quarter of year-over year operating margin expansion, overall Industrial segment profit excluding M&A related charges improved 130 bps versus prior year to 16.6%. This was due to the favorable impact of volume increases driven by continued market share gains, solid price-driven inflation recovery, productivity projects and operating leverage.

Executive Vice President and Chief Operating Officer, James M. Loree, commented, “The achievement of 7 working capital turns, a 23% increase from the end of 2010 is a clear manifestation of the process improvement that the Stanley Fulfillment System drives. This achievement enabled us to generate $1.0 billion in free cash flow, a 115% free cash flow conversion rate excluding M&A related payments.

Looking forward to 2012, we are poised to deliver our $5.75 - $6.00 guidance driven by EPS accretion from the late stages of the Black & Decker merger and additional accretion from Niscayah, which is firmly on track. We expect little help from global markets with recession conditions unfolding in Europe, no U.S. residential construction rebound and slowing emerging markets. In order to protect our outlook for margins, EPS and cash flow we are implementing a $150 million cost reduction program across the company’s various operating units and geographies. We feel that these prudent market assumptions in conjunction with our cost actions will enable our investors to continue to enjoy the benefits of our long term EPS and cash flow story while positioning us for compelling operating leverage in the event that external conditions improve during 2012 or beyond.”

Full Year 2011 Key Points & Segment Results:

•	Revenues from continuing operations were $10.4 billion, up 12% versus prior year pro forma due to unit volume (+4%) and acquisitions (+6%). Price was flat and currency was up 2%.

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Organic revenues in the emerging market countries grew 50%, led by growth in Latin America, a testament to the early successes of the revenue synergies driven by the Stanley and Black & Decker combination.

•	Excluding the M&A charges, diluted EPS was $5.24 up 26% vs. prior year. Diluted GAAP EPS including these charges was $4.06 per share in 2011.

•	Operating margin rate for the company for 2011, excluding M&A charges and Niscayah, was 13.4%. Including Niscayah, the operating margin rate was 13.3%.

•	Working capital turns were 6.7. Free cash flow, excluding M&A payments, was $1.0 billion. Excluding Niscayah, working capital turns were 7.0, up 23% from 2010.

FY’11 Segment Results

($ in M)	FY’ 11 Segment Results
	Sales	Profit	Charges[1]	Profit Ex-Charges[1]	Profit Rate	Profit Rate Ex-Charges[1]
CDIY	$5,237	$681.6	$19.8	$701.4	13.0%	13.4%
Security	$2,638	$399.0	$31.6	$430.6	15.1%	16.3%
Industrial	$2,501	$406.3	$9.4	$415.7	16.2%	16.6%

[1]	M&A related charges primarily pertaining to synergy attainment & facility closures

Merger And Acquisition Related One-Time Charges and Credits

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4Q’11: Total one-time charges in 4Q’11 related to Mergers and Acquisitions were $83.7 million. Gross margin includes $10.3 million of these one-time charges, primarily facility closure-related charges, and SG&A includes $43.6 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee related matters. Approximately $29.0 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Lastly, one-time charges of $8.0 million are included in Other, net and $21.8 million are included in restructuring charges, the majority of which represent Niscayah-related restructuring charges associated with the severance of employees.

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2011: Total one-time charges in 2011 related to Mergers and Acquisitions were $255.9 million. Gross margin includes $36.8 million of these one-time charges, primarily facility related charges, and SG&A includes $99.2 million in one-time charges, primarily for integration-related administration costs and consulting fees, as well as employee related matters. Approximately $60.8 million of these costs that impact the Company’s operating margin are included in segment results, with the remainder in corporate overhead. Lastly, one-time charges of $51.2 million are included in Other, net and $68.7 million are included in restructuring charges, the majority of which represent acquisition-related restructuring charges associated with the severance of employees and Niscayah-related transaction costs.

2012 Outlook

Donald Allan Jr., Senior Vice President and CFO commented, “Despite the incremental headwinds of a more sluggish environment in Europe, decelerating growth in the emerging markets and movements in foreign exchange we feel confident that with the solid execution of our current integrations as well as the incremental cost actions, we can deliver upon what we said in October – a 2012 EPS approaching $6.00.”

The company expects full year 2012 EPS to be in the range of $5.75 - $6.00, excluding M&A related charges, based on the following assumptions:

•	Organic net sales to increase 1-2% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion. This includes the impact of revenue synergies from the Black & Decker merger.

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As previously communicated, the company expects to realize $115 million in cost synergies related to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012, which together should drive ~$0.70 of EPS.

•	Newly announced cost reduction actions with pre-tax benefits totaling approximately $150 million in 2012 which should drive ~$0.70 of EPS.

•	The lower full year average share count (167.6 million shares) should drive ~$0.08 of EPS.

•	Based on current rates, the combination of the negative impact of foreign exchange year-over-year and carryover inflation (net of price) will be a ~$0.70 headwind.

It should be noted that since the company first commented on 2012 guidance in October, the movements in currency (predominantly the EUR vs USD) created an approximate negative $0.15 drag.

•	The tax rate will be approximately 22-23%, creating a ~$0.55 headwind compared to the 2011 rate of 14.0%.

•	Interest expense to approximate $130 million. Other-net to approximate $250 million ($210 million of which is intangible amortization).

•	It is important to note that historically EPS in the first quarter of the year is between 18-19% of full year EPS due to seasonality.

Free cash flow, excluding one-time charges and payments, is expected to be approximately $1.2 billion.

Mr. Allan added, “The proactive cost containment actions implemented by our operating teams, complemented by our ongoing success in gaining market share and diversifying our geographic presence and revenue base, position the company to achieve low-to-mid teens earnings per share growth in 2012. Coupled with the continuous improvement driven by the Stanley Fulfillment System, we remain solidly on-track to achieve our long-term financial objectives.”

Including all acquisition, Black & Decker transaction-related one-time charges as well as the charges associated with the newly announced $150 million in cost actions, the company expects EPS to approximate $4.71 to $4.97 in 2012. For the full year of 2012 the company estimates the one-time charges to be as follows:

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Total cost to achieve cost synergies in 2012 is $242 million consisting of restructuring and related costs associated with severance of employees and facility closures and certain compensation charges, advisory and consulting fees.

The company will host a conference call with investors tomorrow, Thursday, January 26th, at 10:00am ET. A slide presentation which will accompany the call will be available at www.stanleyblackanddecker.com and will remain available after the call.

You can also access the slides via the just-released Stanley Black & Decker Investor Relations iPad app from the Apple App Store by searching for “SWK Investor Relations”.

The call will be accessible by telephone at (888) 771-4371 and from outside the U.S. at (847) 585-4405; also, via the Internet at www.stanleyblackanddecker.com. To listen, please go to the web site at least fifteen minutes early to register, download and install any necessary audio software. A replay will also be available two hours after the call and can be accessed at (888) 843-7419 or (630) 652-3042 by entering the conference identification number 31536895. The replay will also be available as a podcast within 24 hours and can be accessed on our website and via iTunes.

Stanley Black & Decker, an S&P 500 company, is a diversified global provider of hand tools, power tools and related accessories, mechanical access solutions and electronic security solutions, engineered fastening systems, and more. Learn more at www.stanleyblackanddecker.com.

Contact:  Kate White Vanek

Vice President, Investor Relations

kate.vanek@sbdinc.com

(860) 827-3833

Note: The company sold three small businesses during the fourth quarter for total cash proceeds of $27.1 million. The largest of these businesses was part of the company’s Industrial segment, with the two smaller businesses being part of the company’s Security segment. Total sales associated with these businesses were $61.2 million, $65.7 million, and $54.4 million in 2011, 2010 and 2009, respectively. These businesses were sold as the related product lines provided limited growth opportunity or were not considered part of the company’s core offerings. The operating results of these three businesses have been reported as discontinued operations in the Consolidated Statement of Operations.

Organic sales growth is defined as total sales growth less the sales of companies acquired in the past twelve months and any foreign currency impacts. Operating margin is defined as sales less cost of sales and selling, general and administrative expenses. Management uses operating margin and its percentage of net sales as key measures to assess the performance of the Company as a whole, as well as the related measures at the segment level. The normalized statement of operations, cash flows and business segment information, as reconciled to GAAP on pages 14 - 19 for 2011 and 2010, is considered relevant to aid analysis of the Company’s operating performance, earnings results and cash flows aside from the material impact of the one-time charges and payments associated with the Black & Decker merger, Niscayah acquisition and other smaller acquisitions of the Company.

CAUTIONARY STATEMENTS

Under the Private Securities Litigation Reform Act of 1995

Statements in this press release that are not historical, including but not limited to those regarding the Company’s ability to: (i) excluding merger and acquisition related charges, achieve full year 2012 diluted EPS in the range of $5.75-$6.00, and including all acquisition and Black & Decker transaction related one-time charges, in the range of $4.71-$4.97 for 2012; (ii) obtain approximately $1.2 billion in free cash flow for 2012, excluding one-time charges and payments; (iii) achieve a pre-tax benefit of $150 million as a result of proactive cost containment actions; (iv) achieve its mid-decade vision previously laid out in March of 2011; and (v) position itself for compelling operating leverage in the event that external economic conditions improve in 2012; (collectively, the “Results”); are “forward looking statements” and subject to risk and uncertainty.

The Company’s ability to deliver the Results as described above is based on current expectations and involves inherent risks and uncertainties, including factors listed below and other factors that could delay, divert, or change any of them, and could cause actual outcomes and results to differ materially from current expectations. In addition to the risks, uncertainties and other factors discussed in this press release, the risks, uncertainties and other factors that could cause or contribute to actual results differing materially from those expressed or implied in the forward looking statements include, without limitation, those set forth under Item 1A Risk Factors of the Company’s Annual Report on Form 10-K and any material changes thereto set forth in any subsequent Quarterly Reports on Form 10-Q, or those contained in the Company’s other filings with the Securities and Exchange Commission, and those set forth below.

The Company’s ability to deliver the Results is dependent, or based, upon: (i) the Company’s ability to execute integration and achieve the synergies, capitalize on growth opportunities, achieve the anticipated results of, and at the estimated costs for, the combination with Black & Decker and the acquisition of Niscayah; (ii) the Company’s success at implementing proactive cost containment actions in 2012; (iii) achieving the Company’s mid-decade goal of 10 working capital turns; (iv) achieving organic net sales increase of 1-2% from a 2011 pro forma (to include Niscayah) revenue base of $11 billion (including the impact of revenue synergies from the Black & Decker merger); (v) the Company’s success in realizing $115 million in cost synergies related to the Black & Decker merger and $45 million due to the Niscayah acquisition in 2012; (vi) the Company’s ability to achieve a tax rate of approximately 22-23% in 2012, creating an ~$0.50 headwind compared to the 2011 rate of 14.0%; (vii) the Company’s ability to limit interest expense to approximate $130 million and other-net to approximate $250 million ($210 million of which is intangible amortization; (viii) obtaining a full year average share count in 2012 of 167.6 million shares; (ix) successful identification, completion and integration of acquisitions, as well integration of existing businesses; (x) the continued acceptance of technologies used in the Company’s products and services; (xi) the Company’s ability to manage existing Sonitrol franchisee and Mac Tools relationships; (xii) the Company’s ability to minimize costs associated with any sale or discontinuance of a business or product line, including any severance, restructuring, legal or other costs; (xiii) the proceeds realized with respect to any business or product line disposals; (xiv) the extent of any asset impairments with respect to any businesses or product lines that are sold or discontinued; (xv) the success of the Company’s efforts to manage freight costs, steel and other commodity costs as well as capital expenditures; (xvi) the Company’s ability to sustain or increase prices in order to, among other things, offset or mitigate the impact of steel, freight, energy, non-ferrous commodity and other commodity costs and any inflation increases; (xvii) the Company’s ability to generate free cash flow and maintain a strong debt to capital ratio; (xviii) the Company’s ability to identify and effectively execute productivity improvements and cost reductions, while minimizing any associated restructuring charges; (xix) the Company’s ability to obtain favorable settlement of routine tax audits; (xx) the ability of the Company to generate earnings sufficient to realize future income tax benefits during periods when temporary differences become deductible; (xxi) the continued ability of the Company to access credit markets under satisfactory terms;(xxii) the Company’s ability to negotiate satisfactory payment terms under which the Company buys and sells goods, services, materials and products; and (xxiii) the Company’s ability to successfully develop, market and achieve sales from new products and services.

The Company’s ability to deliver the Results is also dependent upon: (i) the success of the Company’s marketing and sales efforts, including the ability to develop and market new and innovative products in both existing and new markets; (ii) the ability of the Company to maintain or improve production rates in the Company’s manufacturing facilities, respond to significant changes in product demand and fulfill demand for new and existing products; (iii) the Company’s ability to continue improvements in working capital through effective management of accounts receivable and inventory levels; (iv) the ability to continue successfully managing and defending claims and litigation; (v) the success of the Company’s efforts to mitigate any cost increases generated by, for example, increases in the cost of energy or significant Chinese Renminbi or other currency appreciation; (vi) the geographic distribution of the Company’s earnings; (vii) the commitment to and success of the Stanley Fulfillment System; (viii) successful implementation with expected results of cost reduction programs; and (ix) successful completion of share repurchases at anticipated costs.

The Company’s ability to achieve the Results will also be affected by external factors. These external factors include: challenging global macroeconomic environment; the continued economic growth of emerging markets, particularly Latin America; pricing pressure and other changes within competitive markets; the continued consolidation of customers particularly in consumer channels; inventory management pressures on the Company’s customers; the impact the tightened credit markets may have on the Company or its customers or suppliers; the extent to which the Company has to write off accounts receivable or assets or experiences supply chain disruptions in connection with bankruptcy filings by customers or suppliers; increasing competition; changes in laws, regulations and policies that affect the Company, including, but not limited to trade, monetary, tax and fiscal policies and laws; the timing and extent of any inflation or deflation; currency exchange fluctuations; the impact of dollar/foreign currency exchange and interest rates on the competitiveness of products and the Company’s debt program; the strength of the U.S. and European economies; the extent to which world-wide markets associated with homebuilding and remodeling stabilize and rebound; the impact of events that cause or may cause disruption in the Company’s manufacturing, distribution and sales networks such as war, terrorist activities, and political unrest; and recessionary or expansive trends in the economies of the world in which the Company operates. The Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, Millions of Dollars Except Per Share Amounts)

	FOURTH QUARTER		YEAR TO DATE
	2011	2010	2011	2010
NET SALES	$2,791.9	$2,394.4	$10,376.4	$8,343.9
COSTS AND EXPENSES
Cost of sales	1,807.0	1,527.9	6,582.9	5,409.1
Gross margin	984.9	866.5	3,793.5	2,934.8
% to Net Sales	35.3%	36.2%	36.6%	35.2%
Selling, general and administrative	680.3	615.3	2,551.9	2,153.4
% to Net sales	24.4%	25.7%	24.6%	25.8%
Operating margin	304.6	251.2	1,241.6	781.4
% to Net sales	10.9%	10.5%	12.0%	9.4%
Other - net	75.8	16.9	277.5	199.1
Restructuring charges and asset impairments	21.8	34.5	71.0	241.9

Income from operations	207.0	199.8	893.1	340.4
Interest - net	30.1	31.2	113.3	100.6

EARNINGS FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	176.9	168.6	779.8	239.8
Income taxes on continuing operations	2.6	28.7	88.6	37.7

NET EARNINGS FROM CONTINUING OPERATIONS	174.3	139.9	691.2	202.1

Less: net loss attributable to non-controlling interests	(0.5)	(0.5)	(0.1)	—

NET EARNINGS FROM CONTINUING OPERATIONS ATTRIBUTABLE TO COMMON SHAREOWNERS	174.8	140.4	691.3	202.1

Net loss from discontinued operations before income taxes	(8.9)	(1.8)	(16.5)	(2.6)
Income taxes on discontinued operations	0.6	0.8	0.2	1.3

NET LOSS FROM DISCONTINUED OPERATIONS	(9.5)	(2.6)	(16.7)	(3.9)

NET EARNINGS ATTRIBUTABLE TO COMMON SHAREOWNERS	$165.3	$137.8	$674.6	$198.2

BASIC EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Continuing operations	1.07	0.84	4.16	1.37
Discontinued operations	(0.06)	(0.02)	(0.10)	(0.03)

Total basic earnings per share of common stock	$1.01	0.83	4.06	$1.34

DILUTED EARNINGS (LOSS) PER SHARE OF COMMON STOCK
Continuing operations	1.05	0.83	4.06	1.35
Discontinued operations	(0.06)	(0.02)	(0.10)	(0.03)

Total diluted earnings per share of common stock	0.99	0.81	3.97	$1.32

DIVIDENDS PER SHARE	$0.41	$0.34	$1.64	$1.34

AVERAGE SHARES OUTSTANDING (in thousands)
Basic	163,421	166,141	165,832	147,224

Diluted	166,993	169,833	170,105	150,167

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) December 31, 2011	January 1, 2011
ASSETS
Cash and cash equivalents	$906.9	$1,742.8
Accounts and notes receivable, net	1,553.2	1,399.7
Inventories, net	1,438.6	1,262.0
Other current assets	424.0	446.7

Total current assets	4,322.7	4,851.2

Property, plant and equipment, net	1,250.9	1,156.0
Goodwill and other intangibles, net	10,037.1	8,793.4
Other assets	338.3	338.8

Total assets	$15,949.0	$15,139.4

LIABILITIES AND SHAREOWNERS’ EQUITY
Short-term borrowings	$526.6	$417.7
Accounts payable	1,312.6	990.7
Accrued expenses	1,429.3	1,339.0

Total current liabilities	3,268.5	2,747.4

Long-term debt	2,925.8	3,018.1
Other long-term liabilities	2,687.9	2,304.2
Stanley Black & Decker, Inc. shareowners’ equity	7,003.6	7,017.0
Non-controlling interests’ equity	63.2	52.7

Total liabilities and equity	$15,949.0	$15,139.4

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES

SUMMARY OF CASH FLOW ACTIVITY

(Unaudited, Millions of Dollars)

	FOURTH QUARTER		YEAR TO DATE
	2011	2010	2011	2010
OPERATING ACTIVITIES
Net earnings from continuing operations	$174.3	$139.9	$691.2	$202.1
Net loss attributable to discontinued operations and NCI	(9.0)	(2.1)	(16.6)	(3.9)
Depreciation and amortization	112.1	109.9	410.1	348.7
Changes in working capital[1]	254.8	314.1	134.1	130.9
Other	12.0	(208.0)	(219.9)	61.5

Net cash provided by operating activities	544.2	353.8	998.9	739.3
INVESTING AND FINANCING ACTIVITIES
Capital and software expenditures	(105.7)	(82.4)	(302.1)	(185.5)
Business acquisitions and asset disposals	(1.9)	(63.1)	(1,179.6)	(550.3)
Proceeds from sale of businesses	28.1	2.5	56.6	11.0
Cash acquired from Black & Decker	—	—	—	949.4
Proceeds from issuance of common stock	17.2	20.9	119.6	396.1
Proceeds from long-term borrowings	399.6	613.5	421.0	1,009.8
Payments on long-term debt	—	(313.3)	(403.2)	(515.8)
Net short-term borrowings repayments	(755.4)	(303.8)	(199.4)	(263.6)
Cash dividends on common stock	(69.3)	(56.4)	(275.9)	(201.6)
Other	(0.1)	(60.3)	(71.8)	(44.1)

Net cash (used in) provided by investing and financing activities	(487.5)	(242.4)	(1,834.8)	605.4
Increase (decrease) in Cash and Cash Equivalents	56.7	111.4	(835.9)	1,344.7
Cash and Cash Equivalents, Beginning of Period	850.2	1,631.4	1,742.8	398.1

Cash and Cash Equivalents, End of Period	$906.9	$1,742.8	$906.9	$1,742.8

1	The change in working capital is comprised of accounts receivable, inventory and accounts payable.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION

(Unaudited, Millions of Dollars)

	FOURTH QUARTER		YEAR TO DATE
	2011	2010	2011	2010
NET SALES
Construction & DIY	$1,323.7	$1,252.4	$5,236.5	$4,368.2
Security	827.3	555.7	2,638.5	2,084.0
Industrial	640.9	586.3	2,501.4	1,891.7

Total	$2,791.9	$2,394.4	$10,376.4	$8,343.9

SEGMENT PROFIT
Construction & DIY	$164.7	$139.5	$681.6	$458.6
Security	115.2	87.6	399.0	308.5
Industrial	97.6	85.5	406.3	259.0

Segment Profit	377.5	312.6	1,486.9	1,026.1
Corporate Overhead	(72.9)	(61.4)	(245.3)	(244.7)

Total	$304.6	$251.2	$1,241.6	$781.4

Segment Profit as a Percentage of Net Sales
Construction & DIY	12.4%	11.1%	13.0%	10.5%
Security	13.9%	15.8%	15.1%	14.8%
Industrial	15.2%	14.6%	16.2%	13.7%

Segment Profit	13.5%	13.1%	14.3%	12.3%
Corporate Overhead	(2.6%)	(2.6%)	(2.3%)	(2.9%)

Total	10.9%	10.5%	12.0%	9.4%

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars Except Per Share Amounts)

	FOURTH QUARTER 2011
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
Gross margin	$984.9	$10.3	$995.2
% to Net Sales	35.3%		35.6%
Selling, general and administrative	680.3	(43.6)	636.7
% to Net Sales	24.4%		22.8%
Operating margin	304.6	53.9	358.5
% to Net Sales	10.9%		12.8%
Earnings from continuing operations before income taxes	176.9	83.7	260.5
Income taxes on continuing operations	2.6	30.8	33.4
Net earnings from continuing operations	174.8	52.8	227.6
Diluted earnings per share of common stock	$1.05	$0.31	$1.36

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	FOURTH QUARTER 2010
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
Gross margin	$866.5	$10.2	$876.7
% to Net Sales	36.2%		36.6%
Selling, general and administrative	615.3	(9.7)	605.6
% to Net Sales	25.7%		25.3%
Operating margin	251.2	19.9	271.1
% to Net Sales	10.5%		11.3%
Earnings from continuing operations before income taxes	168.6	38.7	207.3
Income taxes on continuing operations	28.7	(2.0)	26.7
Net earnings from continuing operations	140.4	40.7	181.1
Diluted earnings per share of common stock	$0.83	$0.24	$1.07

[2]

The normalized 2011 and 2010 information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the merger & acquisition-related charges.

[3]

Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP EARNINGS FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars Except Per Share Amounts)

	YEAR TO DATE 2011
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
Gross margin	$3,793.5	$36.8	$3,830.3
% to Net Sales	36.6%		36.9%
Selling, general and administrative	2,551.9	(99.2)	2,452.7
% to Net Sales	24.6%		23.6%
Operating margin	1,241.6	136.0	1,377.6
% to Net Sales	12.0%		13.3%
Earnings from continuing operations before income taxes	779.8	255.9	1,035.7
Income taxes on continuing operations	88.6	56.3	144.9
Net earnings from continuing operations	691.3	199.6	890.9
Diluted earnings per share of common stock	$4.06	$1.18	$5.24

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	YEAR TO DATE 2010
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
Gross margin	$2,934.8	$195.4	$3,130.2
% to Net Sales	35.2%		37.5%
Selling, general and administrative	2,153.4	(82.4)	2,071.0
% to Net Sales	25.8%		24.8%
Operating margin	781.4	277.8	1,059.2
% to Net Sales	9.4%		12.7%
Earnings from continuing operations before income taxes	239.8	538.4	778.2
Income taxes on continuing operations	37.7	117.3	155.0
Net earnings from continuing operations	202.1	421.1	623.2
Diluted earnings per share of common stock	$1.35	$2.80	$4.15

[2]

The normalized 2011 and 2010 information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s margin and earnings results aside from the material impact of the merger & acquisition-related charges.

[3]

Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP CASH FLOW FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	FOURTH QUARTER 2011
	Reported	Merger & Acquisition- Related Charges and Payments[1]	Normalized[2]
Net cash provided by operating activities	544.2	71.6	615.8
Free Cash Flow Computation[3]
Operating Cash Inflow	$544.2		$615.8
Less: capital and software expenditures	(105.7)	52.3	(53.4)

Free Cash Inflow (before dividends)	$438.5		$562.4

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	FOURTH QUARTER 2010
	Reported	Merger & Acquisition- Related Charges and Payments[4]	Normalized[2]
Net cash provided by operating activities	353.8	179.8	533.6
Free Cash Flow Computation[3]
Operating Cash Inflow	$353.8		$533.6
Less: capital and software expenditures	(82.4)	—	(82.4)

Free Cash Inflow (before dividends)	$271.4		$451.2

[2,3]

Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized cash flow and free cash flow, as reconciled above, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of merger and acquisition-related activities.

[4]

Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.

STANLEY BLACK & DECKER INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP CASH FLOW FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	YEAR TO DATE 2011
	Reported	Merger & Acquisition- Related Charges and Payments[1]	Normalized[2]
Net cash provided by operating activities	998.9	218.4	1,217.3
Free Cash Flow Computation[3]
Operating Cash Inflow	$998.9		$1,217.3
Less: capital and software expenditures	(302.1)	88.6	(213.5)

Free Cash Inflow (before dividends)	$696.8		$1,003.8

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	YEAR TO DATE 2010
	Reported	Merger & Acquisition- Related Charges and Payments[4]	Normalized[2]
Net cash provided by operating activities	739.3	381.6	1,120.9
Free Cash Flow Computation[3]
Operating Cash Inflow	$739.3		$1,120.9
Less: capital and software expenditures	(185.5)	—	(185.5)

Free Cash Inflow (before dividends)	$553.8		$935.4

[2,3]

Free cash flow is defined as cash flow from operations less capital and software expenditures. Management considers free cash flow an important measure of its liquidity, as well as its ability to fund future growth and to provide a return to the shareowners. Free cash flow does not include deductions for mandatory debt service, other borrowing activity, discretionary dividends on the Company’s common stock and business acquisitions, among other items. Normalized cash flow and free cash flow, as reconciled above, are considered meaningful pro forma metrics to aid the understanding of the company’s cash flow performance aside from the material impact of merger and acquisition related activities.

[4]

Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP SEGMENT PROFIT FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	FOURTH QUARTER 2011
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$164.7	$6.5	$171.2
Security	115.2	13.9	129.1
Industrial	97.6	8.6	106.2

Segment Profit	377.5	29.0	406.5
Corporate Overhead	(72.9)	24.9	(48.0)

Total	$304.6	$53.9	$358.5

Segment Profit as a Percentage of Net Sales
Construction & DIY	12.4%		12.9%
Security	13.9%		15.6%
Industrial	15.2%		16.6%

Segment Profit	13.5%		14.6%
Corporate Overhead	(2.6%)		(1.8%)

Total	10.9%		12.8%

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	FOURTH QUARTER 2010
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$139.5	$0.5	$140.0
Security	87.6	6.6	94.2
Industrial	85.5	4.1	89.6

Segment Profit	312.6	11.2	323.8
Corporate Overhead	(61.4)	8.7	(52.7)

Total	$251.2	$19.9	$271.1

Segment Profit as a Percentage of Net Sales
Construction & DIY	11.1%		11.2%
Security	15.8%		17.0%
Industrial	14.6%		15.3%

Segment Profit	13.1%		13.5%
Corporate Overhead	(2.6%)		(2.2%)

Total	10.5%		11.3%

[2]

The normalized 2011 and 2010 business segment information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s segment profit results aside from the material impact of the merger and acquisition-related charges.

[3]

Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.

STANLEY BLACK & DECKER, INC. AND SUBSIDIARIES

RECONCILIATION OF GAAP SEGMENT PROFIT FINANCIAL MEASURES TO CORRESPONDING

NON-GAAP FINANCIAL MEASURES

(Unaudited, Millions of Dollars)

	YEAR TO DATE 2011
	Reported	Merger & Acquisition- Related Charges[1]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$681.6	$19.8	$701.4
Security	399.0	31.6	430.6
Industrial	406.3	9.4	415.7

Segment Profit	1,486.9	60.8	1,547.7
Corporate Overhead	(245.3)	75.2	(170.1)

Total	$1,241.6	$136.0	$1,377.6

Segment Profit as a Percentage of Net Sales
Construction & DIY	13.0%		13.4%
Security	15.1%		16.3%
Industrial	16.2%		16.6%

Segment Profit	14.3%		14.9%
Corporate Overhead	(2.3%)		(1.6%)

Total	12.0%		13.3%

[1]

Merger and acquisition-related charges relate primarily to the Black & Decker merger and Niscayah acquisition, including facility closure-related charges, employee-related charges and integration costs.

	YEAR TO DATE 2010
	Reported	Merger & Acquisition- Related Charges[3]	Normalized[2]
SEGMENT PROFIT
Construction & DIY	$458.6	$126.6	$585.2
Security	308.5	43.2	351.7
Industrial	259.0	26.6	285.6

Segment Profit	1,026.1	196.4	1,222.5
Corporate Overhead	(244.7)	81.4	(163.3)

Total	$781.4	$277.8	$1,059.2

Segment Profit as a Percentage of Net Sales
Construction & DIY	10.5%		13.4%
Security	14.8%		16.9%
Industrial	13.7%		15.1%

Segment Profit	12.3%		14.7%
Corporate Overhead	(2.9%)		(2.0%)

Total	9.4%		12.7%

[2]

The normalized 2011 and 2010 business segment information, as reconciled to GAAP above, is considered relevant to aid analysis of the company’s segment profit results aside from the material impact of the merger & acquisition-related charges.

[3]

Merger and acquisition-related charges relate primarily to the Black & Decker merger, including inventory step-up, certain executive compensation and severance costs associated with the change in control, transaction and integration costs.